Exhibit (a)(1)(C)

Cardium Therapeutics, Inc.

Form of Receipt of Notice of Withdrawal

Date:
To:
From:	Cardium Therapeutics, Inc.
Re:	Confirmation of Receipt of Notice of Withdrawal

This message confirms that we have received your Notice of Withdrawal. If your Notice of Withdrawal is properly completed and acknowledged, this means that you have withdrawn all of your eligible warrants from the Exchange Offer and that you have revoked your previous acceptance of our offer to exchange your eligible warrants for shares of our common stock. You will not receive any shares of common stock. You will retain your eligible warrants previously tendered for exchange with their existing terms, exercise prices, and other terms and conditions. Your eligible warrants will continue to be governed by the existing common stock purchase warrant agreements.

You may again elect to exchange some or all of your eligible options by submitting a properly completed and acknowledged Election Form before 5:00 p.m., Pacific Time, on the expiration date.